UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   4 )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Entrx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402
____________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on
January 28, 2008
____________________

Notice is hereby furnished to the shareholders of Entrx Corporation, a Delaware corporation (“Entrx”), of record as of the close of business on December 21, 2007, of the Special Meeting of shareholders thereof, to be held at 10:30 a.m. on January 28, 2008, at the offices of Entrx, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, for the following purposes:

1.	To elect the members of the Board of Directors of Entrx;

2.
To consider and vote on a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation to effect a  reverse stock split, followed by a forward stock split, of Entrx’s common stock, which, if effected, will result in a reduction of the number of our shareholders from an estimated 4,700 to between 900 and 1,000, and the number of our shareholders of record from an estimated 1,480 to approximately 60, by cashing out fractional shares after the reverse stock split; and

3.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on December 21, 2007, or their legal representatives, are entitled to notice and to vote at the Special Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Special Meeting.

A Proxy, Proxy Statement, the 2006 Annual Report on Form 10-KSB, and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Entrx Corporation, and to return it in the envelope provided.

By Order of the Board of Directors

/s/ Peter L. Hauser
Chief Executive Officer and
Chairman of the Board

December 27, 2007

TABLE OF CONTENTS

VOTING INFORMATION	1

ELECTION OF DIRECTORS	4
General	4
Information Concerning Nominees	4
Information Concerning Directors Not Standing for Re-Election	5
Meetings of Board of Directors	6

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK	6
Summary	6
Negative Aspects of the Reverse/Forward Split	7
Effect on Shareholders	8
Reasons for the Reverse/Forward Split	8
Structure of the Reverse/Forward Split	9
Background and Purpose of the Reverse/Forward Split	10
Effect of the Reverse/Forward Split on Entrx Shareholders	11
Fairness of the Reverse/Forward Split	12
Effect of the Reverse/Forward Split on Entrx	14
Stock Certificates	14
Certain Federal Income Tax Consequences	15
Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Split	15
Federal Income Tax Consequences to Cashed-Out Shareholders	15
Appraisal Rights	16
Reservation of Rights	16
Board of Directors’ Recommendation	17

COMMITTEES OF BOARD OF DIRECTORS	17
Director Compensation	18

EXECUTIVE OFFICERS	18
Information Concerning Non-Director Executive Officers	18
Summary Compensation Table	19
Outstanding Option Awards at Year End	20
Director Compensation	20
Equity Compensation Plan Information	21
Compensation Committee Report	21

CERTAIN TRANSACTIONS	22
Loan to Affiliate of Wayne W. Mills	22
Modification of Loan to Affiliate of Wayne Mills	22
Default on Loan to Affiliate of Wayne Mills	23

COMMON STOCK OWNERSHIP	23
Share Ownership of Officers and Directors and Director Nominee	23
Share Ownership of Certain Beneficial Owners	25
Reporting Under Section 16(a) of the Securities Exchange Act of 1934	26

AUDIT COMMITTEE REPORT	26

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	27
Accountants	27
Audit Fees	27
Audit-Related Fees	27
Tax Fees	27
All Other Fees	28
Approval by Audit Committee	28

CODE OF ETHICS	28

SHAREHOLDER PROPOSALS	28

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Entrx Corporation (hereinafter referred to as “Entrx” or “we”), in connection with the solicitation by the Board of Directors of Entrx of proxies to be voted at the special meeting of Entrx shareholders (the “Meeting”), to be held at 10:30 a.m. on January 28, 2008 at the offices of Entrx at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota. This Proxy Statement and the accompanying form of Proxy (the “Proxy”) were first mailed on approximately December 28, 2007 to the shareholders of record of Entrx as of the close of business on December 21, 2007. This meeting will not constitute our annual meeting for 2008, which we propose to hold in May or June 2008.

VOTING INFORMATION

Who is entitled to vote?

The holders of common stock of Entrx who are shareholders of record on December 21, 2007, may vote at the Meeting. As of December 21, 2007, there were 7,616,147 shares of Entrx's common stock outstanding.

What are you voting on?

At the Meeting, the following matters will be voted on:

•	The election of four members of the Board of Directors (the “Board”) of Entrx.

•
A proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse stock split, followed by a forward stock split, of Entrx’s common stock, which, if effected, will result in a reduction of the number of our shareholders from an estimated 4,700 to between 900 and 1,000, and the number of our shareholders of record from an estimated 1,480 to approximately 60, by cashing out fractional shares after the reverse stock split.

•	Other matters incident to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

The Board recommends that you vote your shares FOR the election of each of Entrx's nominees for director.

The Board recommends that you vote your shares FOR the proposed amendments to Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock.

Who will be soliciting your vote?

The Board is soliciting your vote by mail through this Proxy Statement. However, your vote may also be solicited in person or by telephone by an officer of Entrx. Other than the forgoing, no one has been engaged to directly or indirectly make solicitations or recommendations relating to the election of directors, or the reverse, followed by a forward, stock split. Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Entrx’s common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by Entrx.

How can you vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do you vote by mail?

You can vote by mail by following the instructions on the accompanying form of Proxy, signing the Proxy, and mailing it to the address noted on the Proxy or by using the accompanying envelope provided for that purpose. The persons named as proxies on the Proxy will vote your shares in accordance with your instructions. If you sign and submit your Proxy without giving instructions, the proxies named on the Proxy will vote your shares as recommended by the Board of Directors.

How can you revoke your Proxy?

If you are a shareholder of record, you can revoke your Proxy by:

•	Submitting a new Proxy;

•	Giving written notice before the meeting to Entrx's Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your Proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the meeting without voting will not revoke your Proxy.

If you are a street name shareholder, you may revoke your Proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the Proxy?

Sign your name exactly as it appears on the Proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign the Proxy, not the minor or other beneficiary.

If the shares are held in joint ownership, both owners should sign the Proxy. If, however, only one of the owners signs, that Proxy (referred to as the “first Proxy”) will be counted, unless one or more of the other owners signs a Proxy or casts a vote which is in conflict with the first Proxy, in which case the vote of the majority of the owners in interest shall be entitled to vote or give authority to vote all of the shares. If more than one owner votes, but the vote is evenly split on an issue, the shares may be voted proportionately; that is, one-half of the shares may be voted on one side of the issue, and the other half on the other side.

What does it mean if you receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How can you cast your vote for directors?

You may cast your vote for any nominee as a member of the Board of Directors two ways. You may cast one vote for each share you own for each nominee, or you may cumulate your votes. In order to cumulate your votes, you would multiply the number of directors to be elected (four in this case) by the number of shares you own. This is the total (or cumulative) number of votes you can exercise. You may then cast this cumulative number of votes for one nominee, or distribute those votes among two or more nominees in any proportion you desire. In an uncontested election there is normally no need to cumulate votes.

How many votes are needed for approval of each proposal?

Persons nominated to be a member of the Board of Directors are elected by a plurality. That is, since there are four directorships established by the Board of Directors, those four nominees who receive the greatest number of votes will be elected as members of the Board of Directors, regardless of whether they receive the affirmative vote of the shareholders owning a majority of the shares of common stock present in person or by proxy. In an uncontested election, the plurality requirement is not a factor.

Approval of the proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Entrx’s common stock.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can you attend the Meeting?

If you are a shareholder of record on December 21, 2007, you can attend the Meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the Meeting by presenting acceptable identification along with evidence of your beneficial ownership of Entrx common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Four persons, three of whom are currently members of Entrx's Board of Directors, are being nominated for election at the Meeting. Unless otherwise directed, it is the intention of those persons named as proxies in the accompanying form of Proxy to vote for the election of Joseph M. Caldwell, Peter L. Hauser, E. Thomas Welch and David E. Cleveland as the members of Entrx's Board of Directors. Each nominee is being nominated for a term which will end with the next annual meeting of Entrx's shareholders.

Information Concerning Nominees

The name, initial year of service as a director, age and respective office with Entrx of each nominee as a director of Entrx as of the date of this Proxy Statement, are as follows:

Name	Director Since	Age	Position
Peter L. Hauser	2004	66	Chairman of the Board President, Chief Executive Officer and Director
Joseph M. Caldwell(1)	2002	39	Director
E. Thomas Welch(2)	2004	69	Director
David E. Cleveland	N/A	74	Director nominee

(1)	Member of the Audit and Stock Option Committees since March 2003, Nominating Committee since April 2004, and Compensation Committee since December 2004.

(2)
Member of the Audit, Compensation, Nominating and Stock Option Committees since December 2004. Mr. Welch, who is an independent director, will serve on Entrx’s Audit Committee as a financial expert following his election to the Board of Directors.

The business experience, principal occupations and directorships in publicly-held companies for the persons nominated to be directors of Entrx are set forth below.

Peter L. Hauser has been the president and chief executive officer of Entrx Corporation since October 2004, and devotes approximately one-third of his working time to such office. Mr. Hauser is a founder, and has been the principal owner and chairman of the board of directors, of Health Care Financial Solutions, Inc., since March 2003. Health Care Financial Solutions, Inc., with its office in St. Paul, Minnesota, is engaged in the development and marketing of a health care claims administration software system for use by third-party health care plan administrators. Mr. Hauser was an account executive at Feltl & Company, a Minneapolis, Minnesota securities brokerage firm, from April 2003 until June 2003, at which time he retired from the securities industry. From 1977 through April 2003, Mr. Hauser was employed at Equity Securities Trading Co., Inc., a Minneapolis, Minnesota-based securities brokerage firm (now known as The Oak Ridge Financial Group, Inc.), where he acted as a vice president and a principal beginning in 1993. From 1993 until 2003, Mr. Hauser was a member of the board of directors of GelStat Corp. (OTCBB: GSAC.OB), (formerly called “Developed Technology Resources, Inc.”), which was previously engaged in various enterprises in the former Soviet Union, including the distribution of airport security equipment and the manufacture and distribution of dairy products and snack foods. By 2003, GelStat had disposed of all of its assets relating to its former Soviet Union enterprises, and began engaging in the domestic production and distribution of over-the-counter, non-prescription health care products.

Joseph M. Caldwell founded US Internet Corporation in March 1995, and since that date has served on its board of directors. From March 1995 to May 2000 Mr. Caldwell was the chief executive officer of US Internet Corporation.  In June 2005 he became the Vice President of Marketing for US Internet Corporation, a position he currently holds. US Internet Corporation is a Minneapolis-based, privately held Internet service provider, providing services in over 1,300 cities nationwide and over 110 cities internationally. From April 2002 until June 2005, Mr. Caldwell was the chief executive officer of Marix Technologies, Inc., and beginning in May, 2000, a member of its board of directors. Marix Technologies, Inc. was a privately held company based in Minneapolis, Minnesota that developed and marketed software designs to facilitate and control offsite access to software applications and information.

E. Thomas Welch has been the president of BNC National Bank at its Minneapolis, Minnesota office, since April 2005. BNC National Bank, with corporate offices in Phoenix, Arizona, conducts banking business through 21 banks located in North Dakota, Minnesota and Arizona. Mr. Welch was a Managing Director of the U. S. Trust Company, at its Minneapolis, Minnesota office, from April 2001 until March 2005, where he was primarily responsible for financial, risk management, compliance and fiduciary matters. U.S. Trust Company was engaged nationally in the trust, asset management, investment and banking business. From 1984 until April 2001, Mr. Welch was employed by Resource Trust Company, in Minneapolis, Minnesota, where he acted as the president from 1988 to April 2001, in charge of private banking, trust investment and corporate matters. Resource Trust Company and its principal affiliated companies were acquired by U.S. Trust Company in April 2001. Mr. Welch has a Bachelor’s degree in accounting and a J.D. degree in law.

David E. Cleveland was chairman of the Board of Associated Bank of Minnesota, in Minneapolis, Minnesota, from March 2001 until April 2004, and President of the Board of that bank from March 13, 2000 until January 2001. From March 1987 until March 2000, Mr. Cleveland was President of the Riverside Bank, in Minneapolis, Minnesota. From April 1969 until March 1987, Mr. Cleveland served consecutively as President of State Bank of Hudson, Hudson, Wisconsin, Riverside Community State Bank, Minneapolis, and Resources Bank & Trust, Minneapolis. Mr. Cleveland has been retired since April 2004.

Information Concerning Directors Not Standing for Re-Election

Kenneth W. Brimmer, who has been a member of Entrx’s Board of Directors since February 2002, resigned as a member of Entrx’s Board of Directors on July 12, 2007. Mr. Brimmer became a member of Entrx’s Compensation Committee and Nominating Committee in February 2002, Entrx’s Audit Committee in June 2002, and Entrx’s Stock Option Committee in September 2002. Mr. Brimmer was designated as Entrx’s financial expert on the Audit Committee.

Mr. Brimmer has been the owner and chief manager of Brimmer Company, LLC, a private investment company, since December 2001. Mr. Brimmer has been the chief executive officer of STEN Corporation (Nasdaq-SC: STEN), since September 2003, and has served as a member of its board of directors since February 1998 and as chairman of its board of directors since March 2000. STEN Corporation, with offices in Minneapolis, Minnesota, provides contract manufacturing services and owns and operates drive-through restaurants under the name “Burger Time.” At the request of Entrx’s Board of Directors, Mr. Brimmer acted as the chief executive officer and chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (formerly Surg II, Inc. and Chiral Quest, Inc.) (OTCBB: VQPH.OB), from May 2002 until February 2003. VioQuest Pharmaceuticals, Inc. was a 90%-owned Entrx subsidiary during that period, until October 2003. He continued to serve as a board member at VioQuest Pharmaceuticals, Inc. until December 2005. Mr. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc. from March 2000 until December 2001, and acted as chairman of its board of directors until June 2003. Active IQ Technologies, Inc. was engaged in providing accounting software services in Minnetonka, Minnesota, and is now in the precious metals exploration business under the name Wits Basin Precious Metals, Inc. (OTCBB: WITN.OB). Mr. Brimmer is also a member of the board of directors of Landry’s Restaurants (NYSE: LNY) and Hypertension Diagnostics (OTCBB: HDII.OB).

Meetings of Board of Directors

During the year ended December 31, 2006, the Board of Directors held four meetings, and acted on one occasion by unanimous written consent. Each member of the Board of Directors was present for all of the meetings, except for Joseph M. Caldwell, who missed one meeting.

We do not have a formal policy regarding attendance by members of the Board of Directors at Entrx’s meetings of shareholders. All members of the Board of Directors attended the annual shareholders meetings held in 2003 and 2004. No shareholder meetings were held in 2005, 2006 or 2007.

Management recommends a vote in favor of each of the proposed nominees listed above, and the proxies will be voted in favor of such proposed nominees or as otherwise directed.

PROPOSAL 2.

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK

Summary

Term Sheet

o	We plan to cause a reverse stock split of our common stock on a 1 for 500 share basis, whereby each 500 shares of our common stock will be converted into one share.

o	The reverse stock split will result in shareholders who own less than 500 shares of our common stock holding only a fractional share (less than one share).

o	We will purchase the fractional shares of our shareholders who held less than 500 shares before the reverse stock split.

o	The cash price for the fractional shares (the “Cash-Out Price”) will be based upon a per share price of $0.35 prior to the reverse stock split.

o
Immediately following the reverse stock split, and excluding those shareholders left with only a fractional share, we will cause a forward stock split of our common stock, whereby each share of our common stock will be converted back into 500 shares.

o
As a result of the foregoing, if you owned less than 500 shares you will receive cash for your fractional shares, and if you owned 500 shares or more you will retain the shares you owned prior to the implementation of the reverse stock split.

o	The effective date of the reverse and forward stock split, if effected, will be 6:01 p.m. (eastern standard time) February 12, 2008.

Discussion

The Board of Directors has authorized, and recommends for your approval a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Entrx’s Common Stock;
The proposed transaction is comprised of a reverse stock split (the "Reverse Split") pursuant to which each 500 shares of Common Stock registered in the name of a shareholder at the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the "Forward Split") pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 500 shares of Common Stock. As permitted under Delaware law, shares of Common Stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as described below (we refer to the Reverse Split, the Forward Split and these cash payments, collectively, as the "Reverse/Forward Split"). However, if a registered shareholder holds 500 or more shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split.

The Board will have the discretion to determine whether to effect the Reverse/Forward Split, if approved by the shareholders, and reserves the right to abandon such transaction even if approved by the shareholders (see "Reservation of Rights"). If shareholders approve and the Board elects to implement the Reverse/Forward Split, the Reverse/Forward Split will be consummated as to shareholders of record as of 6:01 p.m. (eastern standard time) on February 12, 2008, upon the filing of the necessary amendments to Entrx's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"). The form of proposed amendments to Entrx's Restated Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Appendix A.

Entrx believes that the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses for Entrx and provide holders of fewer than 500 shares with an efficient, cost-effective way to cash-out their investments.

It is currently estimated that following the Reverse/Forward Split, Entrx will have between 900 and 1,000 common stock shareholders, approximately 60 of whom will be of record. Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate to the Securities and Exchange Commission that it has less than 300 shareholders. Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease. We have no present intention to terminate our registration under the Securities and Exchange Act.

We have not sought any report, opinion or appraisal from any third party in connection with the Reverse/Forward Split.

Negative Aspects of the Reverse/Forward Split

Shareholders owning less than 500 shares should consider the following negative aspects of the Reverse/Forward Split:

o	The Cash-Out Price we pay for the fractional shares may be less than the market price on the Effective Date.

o	You will no longer be entitled to vote as a shareholder of Entrx.

o	You will no longer be entitled to share in any assets, earnings or dividends in Entrx.

o	You will no longer be entitled to the receipt of proxy statements or other information material provided by Entrx to its shareholders.

Shareholders owning 500 shares or more should consider the following negative aspects of the Reverse/Forward Split:

o
While we do not intend to do so, following the Reverse/Forward Split, we will be able to terminate our registration under the Securities Exchange Act of 1934, in which case we would no longer be required to provide you with information regarding the Company through the filing of proxy statements, periodic reports and other reports required to be filed with the Securities and Exchange Commission.

Effect on Shareholders

If approved by shareholders at the Meeting and implemented by the Board, the Reverse/Forward Split will affect Entrx shareholders as follows:

Shareholder before completion of the Reverse/Forward Split	Net effect after completion of the Reverse/Forward Split
Registered shareholders holding 500 or more shares of Common Stock.	None.

Registered shareholders holding fewer than 500 shares of Common Stock.	Shares will be converted into the right to receive cash (see "Fairness of the Reverse/Forward Split" at page 12).

Shareholders holding Common Stock in street name through a nominee (such as a bank or broker).
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Reasons for the Reverse/Forward Split

The Board recommends that shareholders approve the Reverse/Forward Split transaction described herein for the following reasons. These, and other reasons, are described in detail under "Background and Purpose of the Reverse/Forward Split" below.

Issue	Solution
Entrx has a large number of shareholders. Specifically, of the approximately 4,700 shareholders, approximately 3,800 own less than 500 shares and approximately 2,500 own less than 100 shares. Continuing to maintain accounts for these shareholders, including costs associated with required shareholder mailings, will cost Entrx approximately $20,000 per year.
The Reverse/Forward Split will reduce the number of shareholders which own relatively few shares, resulting in a cost saving to Entrx.

In many cases it is relatively expensive for shareholders with fewer than 500 shares to sell their shares on the open market.
The Reverse/Forward Split cashes out shareholders with small accounts without transaction costs such as brokerage fees. However, if these shareholders do not want to cash out their holdings of Common Stock, they may purchase additional shares on the open market to increase the number of shares of Common Stock in their account to at least 500 shares, or if applicable, consolidate/transfer their accounts into an account with at least 500 shares of Common Stock.

Structure of the Reverse/Forward Split

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. If the Reverse/Forward Split transaction is approved by shareholders and implemented by the Board, the Reverse Split is expected to occur at 6:00 p.m. Delaware time on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. Delaware time on the Effective Date. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one share of Common Stock for each 500 shares of Common Stock held in his or her account at that time. If a registered shareholder holds at least 500 shares of Common Stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered shareholder who holds fewer than 500 shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a "Cashed-Out Shareholder") will receive a cash payment instead of fractional shares. This cash payment has been determined and will be paid as described below under "Fairness of the Reverse/Forward Split" at page 12. Immediately following the Reverse Split, all shareholders who are not Cashed-Out Shareholders will receive 500 shares of Common Stock for every one share of Common Stock they held following the Reverse Split. We intend for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as "Cashed-Out Shareholders." However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Mr. Anderson is a registered shareholder who holds 400 shares of Common Stock in his account immediately prior to the Reverse/Forward Split.
Instead of receiving a fractional share of Common Stock after the Reverse Split, Mr. Anderson's shares will be converted into the right to receive cash. Applying the Cash-Out Price of $0.35 per share, Mr. Anderson would receive $140 ($0.35 x 400 shares).

Note: If Mr. Anderson wants to continue his investment in Entrx, he can, prior to the Effective Date, buy at least 100 more shares and hold them in his account with the 400 shares he already has, giving him 500 shares. Mr. Anderson would have to act far enough in advance of the Reverse/Forward Split so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern standard time) on the Effective Date.

Ms. Smith has two separate record accounts. As of the Effective Date, she holds 300 shares of Common Stock in one account and 400 shares of Common Stock in the other. All of her shares are registered in her name only.

As described above, Ms. Smith will receive cash payments equal to the Cash-Out Price of $0.35 per share for her Common Stock in each record account instead of receiving fractional shares. Accordingly, Ms. Smith would receive two checks totaling $245 (300 x $0.35 = $105; 400 x $0.35 = $140; 105 + $140 = $245).

Note: If Ms. Smith wants to continue her investment in Entrx, she can consolidate or transfer her two record accounts prior to the Effective Date into an account with at least 500 shares of Common Stock. Alternatively, she can buy at least 200 more shares for the first account and at least 100 more shares for the second account. She would have to act far enough in advance of the Reverse/Forward Split so that the consolidation or the purchase is completed by the close of business (eastern standard time) on the Effective Date.

Mr. Johnson holds 500 shares of Common Stock as of the Effective Date.	After the Reverse/Forward Split, Mr. Johnson will continue to hold all 500 shares of Common Stock.

Ms. Jones holds 1,000 shares of Common Stock in a brokerage account as of the Effective Date.
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures. Ms. Jones should contact her nominees to ascertain the procedure being adopted by that nominee.

Background and Purpose of the Reverse/Forward Split

Entrx has a shareholder base of approximately 4,700 shareholders. This is a relatively large number of shareholders for a company of our size. As of December 21, 2007, approximately 3,800 holders of our Common Stock owned fewer than 500 shares. At that time, these 3,800 shareholders represented approximately 81% of the total number of holders of Common Stock, but held in the aggregate approximately 360,000 shares, or only five percent of the total number of outstanding shares of Common Stock.

Entrx expects to benefit from a cost saving as a result of the Reverse/Forward Split. The cost of administering each registered shareholder's account is the same regardless of the number of shares held in that account. Therefore, Entrx's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In connection with an annual shareholder meeting, each registered and street name shareholder would cost Entrx approximately $5.00, or at least $20,000, for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual report. We expect that these costs will only increase over time.

Moreover, the Reverse/Forward Split will provide shareholders with fewer than 500 shares of Common Stock with a cost-effective way to cash out their investments, because Entrx will pay all transaction costs in connection with the Reverse/Forward Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock. The Reverse/Forward Split will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the Board believes that it is in the best interests of Entrx and its shareholders to eliminate the administrative burden and costs associated with such small accounts, and to provide our less-than-500-share shareholders a way of disposing of their shares on an economical basis.

The estimated cost of effecting the Reverse/Forward Split, including legal fees and stock transfer fees, is $45,000 (not counting the amount we will pay for fractional shares). Printing and mailing costs in connection with the proxy statement for this Meeting are only marginally increased by reason of the Reverse/Forward Split. None of our executive officers, directors or affiliates that own any shares of our common stock own less than 500 shares, and none of them will accordingly be cashed out.

Entrx has in the past and may in the future pursue alternative methods of reducing its shareholder base, whether or not the Reverse/Forward Split is approved and implemented, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that Entrx will decide to pursue any such transaction.

Effect of the Reverse/Forward Split on Entrx Shareholders

Registered Shareholders with Fewer Than 500 Shares of Common Stock:

If we complete the Reverse/Forward Split and you are a Cashed-Out Shareholder (i.e., a shareholder holding fewer than 500 shares of Common Stock immediately prior to the Reverse Split):

o	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

o	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See "Fairness of the Reverse/Forward Split" at page 12.

o
After the Reverse Split, you will have no further interest in Entrx with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Entrx's assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

o	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

o
As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

If You Hold Book-Entry Shares:

o
Most of Entrx's registered shareholders hold their shares in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

o
If you are a Cashed-Out Shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If You Hold Certificated Shares:

o
If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Entrx's transfer agent, American Stock Transfer, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

o	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

o	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

NOTE: If you want to continue to hold Common Stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

(1) purchase a sufficient number of shares of Common Stock on the open market so that you hold at least 500 shares of Common Stock in your account prior to the Reverse Split; or

(2) if applicable, consolidate your accounts so that you hold at least 500 shares of Common Stock in one account prior to the Reverse Split.

Registered Shareholders with 500 or More Shares of Common Stock:

If You Hold Certificated Stock:

If you are a registered shareholder with 500 or more shares of Common Stock as of 6:00 p.m. Delaware time on the Effective Date, we will first reclassify your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 p.m. Delaware time, we will reclassify your shares in the Forward Split into 500 times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold 500 or more shares of Common Stock immediately prior to the Reverse Split. To illustrate, if we were to effect the 1-for-500 Reverse/500-for-1 Forward Split and you held 1,000 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into two shares in the Reverse Split and then back to 1,000 shares in the Forward Split.

If You Hold Shares in Street Name:

Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees.

Option and Warranty Holders:

If you hold options or warrants to purchase Entrx stock, the Reverse/Forward Split will not affect the number of shares of Common Stock you may acquire under those options or warrants.

Fairness of the Reverse/Forward Split

Cashed-Out Shareholders

We believe that the Reverse/Forward Split is fair to all of our shareholders who are being cashed out, and who are not considered affiliates of Entrx by reason of positions of control. Based upon the Cash-Out Price of $0.35, a shareholder owning 499 shares would receive $174.65, without paying a commission. This is an opportunity for shareholders with small holdings to obtain the value of the shares without payment of a commission, which would, in many cases, equal or exceed the value of the shares. For a relatively small amount of money, shareholders can also acquire additional shares to bring their holdings to 500 shares or greater.

We have reported earnings of $562,000, or $0.06 per share, for the first three quarters of 2007, and project that we will be profitable for 2007, but we cannot assume that we will be profitable in 2008. Furthermore, Entrx has not paid any cash dividends for at least the past five years, and does not plan to do so in the near future.

Our historical profits and losses since 2003 are as follows:

Year	Profit (Loss)	Per Share
2006	$2,052,000	$0.26
2005	(1,743,000)	(0.23)
2004	611,000	0.08
2003	(3,006,000)	(0.41)

Significant swings in our profits and losses over the past approximately five years have often been greatly influenced by events outside of normal day-to-day operations, such as the sale of our office and manufacturing facilities in 2006. Nevertheless, our earnings history has been erratic, and an unreliable criterion by which to measure the value of our common stock.

Our book value per share was $0.86 at September 30, 2007. Because of the uncertainty of future asbestos claims, management is of the opinion that it would be unlikely that we could realize that amount in the sale or liquidation of our company. This could be one reason that our common stock has traded at a price which is less than our book value over the past three years.

Entrx Corporation common stock is traded sporadically over the counter, and bid and asked quotations, as well as transactions, are reported in the pink sheets. The high and low bid quotations, as reported in the pink sheets for each quarter during the past two years, are as follows:

	High Bid	Low Bid
2005
4th Quarter	$0.25	$0.15
2006
1st Quarter	0.24	0.13
2nd Quarter	0.25	0.15
3rd Quarter	0.35	0.18
4th Quarter	0.23	0.11
2007
1st Quarter	0.47	0.16
2nd Quarter	0.34	0.17
3rd Quarter	0.38	0.16

At the close of business on December 21, 2007, the closing bid price of our common stock was $0.30 per share. The average closing bid price of our common stock over the past 20 trading days ending on December 21, 2007 was approximately $0.40 per share, and over the past three months was even lower. The 52-week price range of our common stock, ending on December 21, 2007, was $0.11 to $0.51. In establishing the Cash-Out Price of $0.35 per share, we have primarily taken into consideration the historical market price of our common stock, and not necessarily the price quoted on December 21, 2007, as the day to day market price is easily and materially affected by small dollar amounts of trading.

Shareholders Who Are Not Cashed-Out

Unaffiliated shareholders owning 500 shares or more of our common stock are not adversely affected financially. The Cash-Out Price is anti-dilutive in terms of Entrx’s book value. There is no materially adverse financial consequence to Entrx which would affect the value of our continuing shareholders’ shares. Trading volume in our stock is unlikely to be affected, as we believe that trading in blocks of less than 500 shares represents only a small fraction of our trading volume.

While we do not intend to apply for deregistration under the Securities Exchange Act of 1934, if we were to do so, we would not be obligated to provide our continuing shareholders with information as mandated under the Securities Exchange Act. See “Effect of the Reverse/Forward Split on Entrx” below.

The ability of management or other shareholders owning more than 5% of our outstanding common stock to exercise control by an increased percentage ownership interest in Entrx will not be meaningfully enhanced. The percentage ownership of our outstanding common stock by our executive officers, directors and director nominees as a group will increase only from 18.5% to 19.4%. See “Common Stock Ownership” below.

Effect of the Reverse/Forward Split on Entrx

It is currently estimated that following the Reverse/Forward Split, Entrx will have between 900 and 1,000 common stock shareholders, approximately 60 of whom will be of record. Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate with the Securities and Exchange Commission stating that it has less than 300 shareholders of record. Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease. We do not intend to terminate our registration under the Securities Exchange Act in the near future.

On December 21, 2007, there were 7,616,147 shares of Common Stock issued and outstanding. The number of shares of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split.. On the other hand, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Split.

The total number of shares that will be cashed-out and the total cash to be paid by Entrx is unknown at this time; we estimate, however, that 360,000 shares may be cashed out, and that the cash payments that will be paid to Cashed-Out Shareholders, including both registered and street name holders, will be approximately $125,000. The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on December 21, 2007. Payment for the shares of Cashed-Out Shareholders will come out of our cash reserves. All shares acquired will be held in treasury and eventually retired.

The par value of the Common Stock will remain at $.10 per share after the Reverse/Forward Split.

Stock Certificates

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered shareholders owning 500 or more shares of Common Stock immediately prior to the Reverse Split. Old certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Entrx's transfer agent, American Stock Transfer, before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to Entrx and shareholders resulting from the Reverse/Forward Split. This summary is based on U.S. federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free "recapitalization" for federal income tax purposes. Accordingly, the Reverse/Forward Split will not result in any material federal income tax consequences to Entrx.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Split

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Shareholders

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

Shareholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse/Forward Splits

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Common Stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

o
"Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Entrx resulting from the Reverse/Forward Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test. In consultation with your own tax advisor, you should determine whether that Internal Revenue Service ruling would, or would not, apply given your particular facts and circumstances.

o
"Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

Shareholders Who Both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Splits

If you both receive cash as a result of the Reverse/Forward Split and continue to hold Common Stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Shareholders who Exchange all of their Common Stock for Cash as a Result of the Reverse/Forward Split.") In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

The preceding summary was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalties. It is intended to provide general information in support of the Board of Directors’ recommendation to effect the Reverse/Forward Split. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split, in light of your specific circumstances.

Appraisal Rights

Shareholders do not have appraisal rights under Delaware state law or under Entrx's Restated and Amended Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Reservation of Rights

We reserve the right to abandon the Reverse/Forward Split without further action by our shareholders at any time before the filing of the necessary amendments to Entrx's Restated and Amended Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our shareholders at the Special Meeting, and by voting in favor of the Reverse/Forward Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

Board of Directors’ Recommendation

The Board of Directors Recommends That You Vote for the Proposals to Amend the Restated and Amended Certificate of Incorporation of Entrx Corporation to Effect the Reverse/Forward Split.

COMMITTEES OF BOARD OF DIRECTORS

Audit Committee. The Audit Committee has the authority and responsibilities set forth in Entrx’s Audit Committee Charter (the “Charter”) originally adopted in 2001 and amended in April 2004. A copy of the Charter is included as Appendix B to this Proxy Statement. Under the Charter, the Audit Committee has the authority and responsibility of (i) reviewing audited annual consolidated financial statements, and reports and consolidated financial statements submitted to any governmental body or disclosed to the public; (ii) consulting with Entrx's independent registered public accountants on various audit and financial personnel issues, including questions of independence, disagreement between the auditors and Entrx's financial personnel, reviewing of internal financial controls; (iii) recommending to the Board of Directors the engagement of independent registered public accountants to audit the consolidated financial statements of Entrx, and reviewing the performance of such accountants; (iv) reviewing and considering the appropriateness of accounting principles or practices applied to Entrx's consolidated financial statements; and (v) reviewing Entrx's financial personnel and organization. Kenneth W. Brimmer, a member of the Audit Committee, was designated as its financial expert. E. Thomas Welch, another member of the Audit Committee, has replaced Mr. Brimmer as the Audit Committee’s financial expert. Each member of the Audit Committee is independent as that term is defined in Rule 4200 of the National Association of Securities Dealers, Inc. The Audit Committee held four meetings during the year ended December 31, 2006.

Compensation Committee. The Compensation Committee, which consists solely of non-employee directors, has the obligation to adopt policies applicable to the compensation of Entrx's executive officers, and has authority to consider and recommend to the Board of Directors the salaries, bonuses, share options, and other forms of compensation of those executive officers. The Compensation Committee did not hold any meetings during the year ended December 31, 2006, and the compensation of Entrx’s executive officers for 2006 was unchanged from 2005.

Nominating Committee. Entrx's Nominating Committee was initially established by resolution of the Board of Directors in February 2002. The Board of Directors expanded and revised the duties of the Nominating Committee by resolutions adopted in April 2004. The Nominating Committee is charged with the responsibility to seek out and consider the qualifications of new candidates and incumbents for election as members of our Board of Directors, and to recommend to the Board of Directors those persons it believes would be suitable candidates for election or, in the case of a vacancy, appointment, as members of our Board of Directors. The full Board of Directors nominates persons to be members of the Board of Directors, after considering the recommendation of the Nominating Committee. Each member of the Nominating Committee is independent, as that term is defined in Rule 4200 of the National Association of Security Dealers, Inc. The Nominating Committee has no charter, and did not meet in 2006, as there was no meeting of the shareholders held in that year.

The Nominating Committee met on two occasions by conference telephone, in June and then in August, to discuss and establish its recommendations for nominees for election to the Company’s Board of Directors, and recommended the re-election of Peter L. Hauser, Joseph M. Caldwell and E. Thomas Welch. Also recommended to be nominated for election as a director, was David E. Cleveland, who was introduced to the Nominating Committee by Mr. Welch. Mr. Cleveland was a former business associate of Mr. Welch. The Board of Directors adopted the recommendations of the Nominating Committee.

We have found it to be difficult to find suitable candidates who would be willing to serve as a member of the Board of Directors of a small company such as ours. We are looking for candidates with a good business background, preferably with some experience in starting or growing, and running a business. We would also favorably entertain a candidate with a good financial background, either as a chief financial officer or chief executive officer of another company, or by reason of education and experience in accounting. We would exclude any candidate who had any criminal record, or a background which exhibited any illegal or unethical activities, or questionable business practices.

Shareholders are encouraged to send the resumes of persons they believe would be suitable candidates to E. Thomas Welch, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402. Along with the resume of the proposed candidate, please have the candidate provide a written consent to serve as a member of our Board of Directors if so elected, or to acknowledge in writing that he or she would like to be considered for nomination.

Shareholders are further encouraged to submit the names of proposed candidates at any time throughout the year. We will not likely be able to consider any candidate submitted to us for inclusion in our proxy statement for the annual meeting to be held in 2008, after February 28, 2008.

Stock Option Committee. Entrx’s Stock Option Committee was established by resolutions adopted by the Board of Directors in September 2002. The Stock Option Committee, which consists solely of independent members, has the authority to grant options to purchase common stock of Entrx to employees and members of the Board of Directors. In granting options to non-executive officer employees, the Stock Option Committee generally considers the recommendation of management. In the past, the Stock Option Committee worked closely with, and considered the recommendations of, the Compensation Committee in cases involving the granting of stock options to executive officers of Entrx. The Stock Option Committee did not meet in 2006, and no options were granted in that year.

Director Compensation

In March 2002, the Board of Directors established a plan whereby each member of Entrx's Board of Directors would receive a stock option for 10,000 shares of Entrx's common stock in January of each year, at the then fair market value of the shares. In furtherance of such plan on January 3, 2005, the Stock Option Committee granted options to each of Kenneth W. Brimmer, E. Thomas Welch and Joseph M. Caldwell to purchase 10,000 shares of Entrx’s common stock at $0.55 per share, which was the fair market value of those shares as reported on the Nasdaq Market System as of that date. As an inducement to his joining the Board of Directors, we granted an option to E. Thomas Welch on January 3, 2005, to purchase 15,000 shares of Entrx common stock at $0.55 per share. All options are fully vested and were granted under Entrx’s 2000 Omnibus Stock Option and Incentive Plan, as amended in 2002, which plan and amendment were approved by Entrx’s shareholders.

In 2006, no options or purchase Entrx’s common stock were granted. On June 7, 2006, however, the Board of Directors authorized the issuance of 10,000 shares of Entrx’s common stock to each of its then four directors. On January 4, 2007, the Board of Directors authorized the issuance of 20,000 shares of Entrx’s common stock to each of its then four directors. The price of Entrx’s common stock based upon transactions on the over-the-counter market on June 7, 2006, and January 4, 2007, was $0.16 and $0.20 per share, respectively.

EXECUTIVE OFFICERS

Information Concerning Non-Director Executive Officers

The names, ages, positions and business experience of Entrx's non-director executive officers, as of the date of this Proxy Statement, are as follows:

Name	Age	Position
Brian D. Niebur	44	Treasurer and Chief Financial Officer
David R. Trueblood	36	President of Metalclad Insulation Corporation

Brian D. Niebur has been employed part time by Entrx as its treasurer and chief financial officer since February 2002. At the request of Entrx’s Board of Directors, from May 2002, until February 2003 Mr. Niebur served as chief financial officer and a member of the Board of Directors of Chiral Quest, Inc. (formerly Surg II, Inc.) (OTCBB: CQST). Chiral Quest, Inc. was a 90%-owned subsidiary of Entrx until Entrx’s shares of Chiral Quest, Inc. were spun out to Entrx’s shareholders in October 2002. Mr. Niebur has a Bachelor of Arts degree in accounting and is a certified public accountant (inactive). Since July 2000, Mr. Niebur has acted as a vice president and controller for Wyncrest Capital, Inc. in Minneapolis, Minnesota, a privately held venture capital firm. Mr. Niebur’s primary duties for Wyncrest Capital, Inc. have been to act as chief financial officer and a director for Spectre Gaming, Inc. (OTCBB: SGMG), in which Wyncrest Capital, Inc. has made an equity investment, from January 2003 until November 2005. Spectre Gaming, Inc. is engaged in the business of developing and marketing electronic gaming systems for the Native American gaming market. From January 2005 until March 2007, Mr. Niebur’s duties for Wyncrest Capital, Inc. also included acting as Chief Financial Officer and Secretary of Ready Credit Corporation (Pink Sheets: RCTC), another corporation in which Wyncrest Capital, Inc. as an investment. Mr. Niebur has acted as a member of the board of directors of Ready Credit Corporation since January, 2005. From August 1997 until July 2000, Mr. Niebur was the controller for Vital Images, Inc., a developer and marketer of medical visualization and analysis software, in Plymouth, Minnesota.

David R. Trueblood was elected as the President of Entrx’s wholly owned subsidiary, Metalclad Insulation Corporation, on February 1, 2007. Mr. Trueblood replaced John J. Macias, Metalclad Insulation Corporation’s former President, after Mr. Macias experienced major medical problems which prevented him from continuing as President and resulted in his taking a long-term disability leave. Mr. Trueblood has been employed by Metalclad Insulation Corporation since November 1993, in various capacities. Immediately prior to his appointment as President, Mr. Trueblood served as a Project Manager, bidding, securing and managing many of our most important projects.

Summary Compensation Table

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of Entrx at any time during the year ended December 31, 2006, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at December 31, 2006. The foregoing persons are collectively referred to in this Proxy Statement as the “Named Executive Officers.” Compensation information is shown for fiscal years 2006 and 2005.

Name/Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter L. Hauser
President and	2006	75,000	—		1,600	(4)	—	—	—	—	76,600
Chief Executive Officer	2005	75,000	—		—		—	—	—	—	75,000

Brian D. Niebur
Treasurer and	2006	75,000		(2)	—		—	—	—	—	75,000
Chief Financial Officer	2005	75,000	—		—		—	—	—	—	75,000

John J. Macias(1)	2006	161,333		(3)	—		—	—	—	—	161,333
President of Metalclad Insulation Corporation	2005	160,000	—		—		—	—	—	—	160,000

There are no employment agreements between Entrx and any executive officer of Entrx or any subsidiary.

(1)
On February 1, 2007, Mr. Macias was replaced by David R. Trueblood as the President of our wholly owned subsidiary, Metalclad Insulation Corporation, as the result of Mr. Macias’ current medical incapacity to fulfill his duties as President.

(2)
Pursuant to a profit sharing plan established for Mr. Niebur, he earned a bonus based upon Metalclad’s net profit for 2006, equal to $15,310. The bonus was paid in 2007 and is not included in the table above.

(3)
Pursuant to a profit sharing plan established for the employees of Entrx’s subsidiary, Metalclad Insulation Corporation, Mr. Macias earned a bonus based upon Metalclad’s net profits for 2006, equal to $37,717. The bonus was paid in 2007 and is not included in the table above.

(4)
A 10,000 share common stock award valued at $1,600 was granted to Mr. Hauser in 2006 for services as a member of the Board of Directors, and was included in the table above, rather than in the table headed “Director Compensation.”

Outstanding Option Awards at Year End

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested, and equity-incentive plan awards outstanding at December 31, 2006, for each Named Executive Officer.

Outstanding Equity Awards At Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter L. Hauser (1)	200,000 10,000	0 0	0 0	$ 0.50 $ 0.55	10/15/09 12/31/09	0 0	n/a n/a	0 0	0 0
Brian D. Niebur	50,000 20,000	0 0	0 0	$ 2.50 $ 0.65	3/10/10 3/04/09	0 0	n/a n/a	0 0	0 0
John J. Macias	14,000 750	0 0	0 0	$ 1.20 $15.00	9/23/09 1/26/08	0 0	n/a n/a	0 0	0 0

(1)
Not included are 50,000 shares which Mr. Hauser may purchase under a warrant issued to Mr. Hauser in February 2003, before he became an employee, director or executive officer of Entrx. The warrant is exercisable through February 12, 2008 at $0.50 per share.

Director Compensation

The following table sets forth the compensation paid to our directors for our fiscal year ended December 31, 2006, excluding Entrx’s Chief Executive Officer Peter L. Hauser, whose compensation is set forth in the Summary Compensation Table for Named Executive Officer, set forth above.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth W. Brimmer (2)	0	1,600	0	0	0	0	1,600
Joseph M. Caldwell (2)	0	1,600	0	0	0	0	1,600
E. Thomas Welch (3)	0	1,600	0	0	0	0	1,600
____________________
(1)	On June 7, 2006, the Company issued each of its three independent directors 10,000 shares of common stock. The stock was valued at $0.16 per share, the fair market value on June 7, 2006.
(2)
At December 31, 2006, Messrs. Brimmer and Caldwell each had exercisable options to purchase 90,000 shares of our common stock: (i) 50,000 shares at $2.50 per share, expiring on March 4, 2009 (with respect to Mr. Brimmer) and June 24, 2009 (with respect to Mr. Caldwell); (ii) 10,000 shares at $1.03 per share, which expire on December 31, 2010; (iii) 10,000 shares at $0.80 per share, which expire on December 31, 2009; (iv) 10,000 shares at $0.50 per share, which expire on April 10, 2010; and (v) 10,000 shares at $0.55 per share, which expire on December 31, 2009.

(3)	At December 31, 2006, Mr. Welch had exercisable options to purchase 25,000 shares of our common stock at $0.55 per share.

Equity Compensation Plan Information

The following table sets forth as of December 31, 2006, the total number of shares of Entrx's common stock which may be issued upon the exercise of outstanding stock options and other rights under compensation plans approved by the shareholders, and under compensation plans not approved by the shareholders. The table also sets forth the weighted average purchase price per share of the shares subject to those options, and the number of shares available for future issuance under those plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,129,710	(1)	$2.23		477,100
Equity compensation plans not approved by security holders	166,000	(2)	$6.34		None
Total	2,295,710		$2.52	(3)	477,100
____________________
(1)
Options for 1,672,900 shares have been granted under Entrx’s 2000 Omnibus Stock Option and Incentive Plan (the “2000 Plan”) which was approved by Entrx’s shareholders. The remaining options for 456,810 shares were granted under similar plans which were previously adopted and approved by the shareholders, and which have been terminated.

(2)
Options for 66,000 shares were granted at various times from January 1996 through February 1998 to three employees. The options are exercisable at $15.00 per share. Warrants for 100,000 shares have been issued from February 1, 2003 through December 31, 2006, to two persons in connection with various financings, services and concessions. The warrants are exercisable at prices ranging from $0.50 to $0.75 per share, some of which are subject to price adjustments under the anti-dilution provisions of the warrants.

(3)	The prices at which all options are exercisable range from $0.50 to $15.00 per share.

Compensation Committee Report

As the Compensation Committee of Entrx Corporation (“Entrx”), it is our duty to review and recommend the compensation levels for members of Entrx's management, evaluate the performance of management and the administration of Entrx's various incentive plans.

In determining management's compensation, this Committee evaluates management’s performance, reflected in part by Entrx’s financial performance, the time devoted to their respective duties, their experience, and the stage of development of Entrx. The Committee also takes into account such relevant external factors as general economic conditions, stock price performance, and stock market prices generally.

Management compensation has historically been composed of salary, bonuses, and options to purchase shares of Entrx’s common stock. In the past, the Committee believed that stock options would provide a strong incentive to increase the value of stockholders' interests and help management focus on the long-term success of Entrx. Lately, however, as a result of the poor market performance exhibited by our common stock, and the reduced attractiveness of stock options in view of the limited liquidity of our common stock and certain new accounting rules, we have de-emphasized the use, and have not recommended the granting, of stock options.

Bonuses may be discretionary, or based upon an established plan. No bonuses were paid to the current executive officers in 2006.

Significant to the Committee's recommendations concerning executive compensation and option grants are significant events which have occurred over time as well as objectives set for the coming year. With regard to the year ended December 31, 2006, the Committee took into account the increase in Entrx’s liquidity and favorable operating results of its subsidiary, Metalclad Insulation Corporation, as well as disappointing overall operating results and performance of the market value of Entrx’s common stock in 2006.

Compensation Committee

/s/ E. Thomas Welch
E. Thomas Welch, Chairman

CERTAIN TRANSACTIONS

Loan to Affiliate of Wayne W. Mills

On December 10, 2001, Entrx loaned Blake Capital Partners, LLC (“Blake Capital”), a Minnesota limited liability company, $1,250,000 under a non-recourse secured note (the “Note”). Blake Capital is wholly owned by Wayne W. Mills who became a director and the President of Entrx on February 13, 2002. The Note, with interest at the rate of 6% per annum, was due June 10, 2002. Under the terms of the Note, Blake Capital had the right to extend the due date to September 8, 2002, which it did. After June 10, 2002, the interest rate increased to 12% per annum. The Note was not repaid on September 8, 2002, but was amended to establish a due date of October 31, 2007, as discussed below.

As security for the loan, Mr. Mills pledged 500,000 shares of Entrx's common stock, under the terms of a pledge agreement (the “Pledge Agreement”) dated as of December 10, 2001. In October 2002, Entrx spun off shares of the common stock of Chiral Quest, Inc., now known as VioQuest Pharmaceuticals, Inc., as a dividend to its shareholders, on the basis of one share of VioQuest Pharmaceuticals, Inc. (then Chiral Quest, Inc.) common stock for each two shares of Entrx common stock held as of October 11, 2002. Prior to the dividend, VioQuest Pharmaceuticals, Inc. was a 90% owned subsidiary of Entrx. As a result of the dividend, Mr. Mills received 250,000 shares of the common stock of VioQuest Pharmaceuticals, Inc., which were added to the 500,000 shares of Entrx’s common stock held as collateral for the loan.

To satisfy its obligations under the Note, all or a portion of the 500,000 shares of Entrx common stock, or 250,000 shares of VioQuest Pharmaceuticals, Inc. common stock, could have been sold at the direction of Blake Capital, in which case the proceeds of such sale would have been applied against the principal and interest due under the Note. The terms of the Note also provided that Blake Capital could request that the Entrx shares be cancelled, in which case they would have carried a value of $2.50 per share which would be applied against the amount due under the Note, regardless of a then lower market value. If the Note was in default, Entrx could have canceled the shares at a value of $2.50 per share, and applied the amount cancelled against the principal and interest due under the Note. Although the Pledge Agreement was not clear, Entrx took the position that the $2.50 value related to one share of Entrx common stock and one half-share of VioQuest Pharmaceuticals, Inc. common stock.

Since the Note was non-recourse to Blake Capital, neither Blake Capital nor Mr. Mills had any personal liability under the Note, except for the interest on the Note, and Entrx's only recourse for repayment of the Note was the 500,000 shares of Entrx common stock, and 250,000 shares of VioQuest Pharmaceuticals, Inc. common stock, pledged as security. The market value of the stock held as collateral never exceeded the principal balance of the Note since it became due.

Modification of Loan to Affiliate of Wayne Mills

The Sarbanes-Oxley Act of 2002 was adopted on August 1, 2002, while the loan to Blake Capital Partners, as discussed in the foregoing section entitled “Loan to Affiliate of Wayne W. Mills,” was outstanding. Under Section 402 of the Sarbanes-Oxley Act, it is unlawful for any company registered under Section 12 of the Securities Exchange Act of 1934 to make a personal loan to any directors or executive officers of that company. The provision also provides that a loan outstanding on the date of the enactment of Section 402 is not in violation of that provision, provided that there is no material modification to any terms of the loan after such enactment. The independent members of the Board of Directors, taking into consideration the purpose and policy of Section 402, have concluded that the prohibition against any modification to the loan to Mr. Mills would not be applicable where the modification was, in their reasonably exercised determination, on balance materially beneficial to Entrx.

Accordingly, for several months beginning in August 2003, the independent members of Entrx’s Board of Directors, negotiated an amendment to the Note and Pledge Agreement with Blake Capital Partners and Mr. Mills, which culminated in the execution of an amendment to the Note and Pledge Agreement (the “Amended Pledge Agreement”), which they believed to be beneficial to the Entrx. The Note as amended, is in the principal amount of $1,496,370, is with recourse to Blake Capital Partners, and now provides for an October 31, 2007 due date. Interest on the amended Note is at 2% over the prime rate established by Wells Fargo Bank, NA in Minneapolis, Minnesota, adjusted on March 1 and September 1 of each year, instead of the 12% rate established in the original Note. Interest only was payable commencing March 1, 2004, and at the end of each six-month period thereafter. The amended Note is with full recourse to Blake, which has minimal assets. The Amended Pledge Agreement does not require Entrx, nor permit Blake or Mr. Mills, to cancel the shares of Entrx’s common stock, and requires Entrx to apply the value of those cancelled shares at $2.50 per share, to be applied against the principal balance of the amounts due. In addition, Mr. Mills has personally guaranteed the repayment of the Note.

Default on Loan to Affiliate of Wayne Mills

Blake Capital failed to pay the interest due under the Note on September 1, 2006, and Mr. Mills has recently indicated to us that he is currently unable to fulfill his obligations under his guarantee of the Note. Accordingly, on January 4, 2007, consistent with authority given by the Board of Directors, we gave notice to Blake and Mr. Mills that we were declaring the New Note to be in default, and in February 2007, we commenced foreclosure proceedings on the 500,000 shares of the Company held as collateral for the New Notes. The 500,000 shares held as collateral were cancelled on April 23, 2007. We credited Blake Capital with the fair market value of those shares, or $115.00, as of March 19, 2007. The Company is currently in the process of foreclosing on the 250,000 shares of VioQuest Pharmaceuticals, Inc. common stock held as collateral by sale through the trustee holding such shares, and will apply the proceeds of such sale to the amount due under the Note. At December 31, 2006, we increased our reserve against the Note, bringing the receivable less the reserve down to $210,000, representing the estimated fair value of the collateral held for the Note. As of September 30, 2007, we valued the note at $75,000, which is the market value of the collateral on that date.

COMMON STOCK OWNERSHIP

Share Ownership of Officers and Directors and Director Nominee

The following table sets forth certain information as of December 21, 2007, with respect to the shares of common stock beneficially owned by: (i) each director and director nominee; (ii) each executive officer; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. The table also reflects the percentage of outstanding shares beneficially owned in each case, and the pro forma percentage which would be owned as if the Reverse/Forward Split was effected on December 21, 2007. The address for each shareholder is 800 Nicollet Mall, Suite 2690, Minneapolis, MN 55402, except for Mr. Trueblood, whose address is 1818 Rossyln Avenue, Fullerton, CA 92831. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Shares(7)	Pro Forma Percentage of Outstanding Shares (7)(8)
Peter L. Hauser	1,027,075	(1)	13.0	13.7
David E. Cleveland	none		0	0
Joseph M. Caldwell	120,000	(2)	1.6	1.6
E. Thomas Welch	55,000	(3)	*	*
Brian D. Niebur	80,000	(4)	1.0	1.1
David R. Trueblood	7,900	(5)	*	*
All current executive officers, directors and director nominee, as a group (7 persons)	1,509,975	(6)	18.5	19.4
____________________
*	Less than 1%
(1)	Includes 260,000 shares that Mr. Hauser may acquire upon the exercise of outstanding stock options and warrants.
(2)	Includes 90,000 shares that Mr. Caldwell has the right to acquire upon the exercise of outstanding stock options.
(3)	Includes 25,000 shares that Mr. Welch may acquire upon the exercise of outstanding stock options.
(4)	Includes 70,000 shares which Mr. Niebur may acquire upon the exercise of outstanding stock options.
(5)	Includes 7,900 shares which Mr. Trueblood may acquire upon the exercise of outstanding stock options.
(6)	Assumes that each shareholder listed exercised all options available to that person which would vest as of January 7, 2008.
(7)
The percentage of outstanding shares of common stock as shown in the table above is calculated on 7,616,147 shares outstanding, as of December 21, 2007, plus it assumes in each case that the shareholder exercised all vested options available to that person as of February 20, 2008.

(8)	Assumes the Reverse/Forward Split was effected as of December 21, 2007, and that the number of shares redeemed is 360,000, leaving an estimated 7,256,147 shares outstanding.

Share Ownership of Certain Beneficial Owners

The following table sets forth the name, address, number of shares of Entrx's common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent (both before and after the proposed Reverse/Forward Split), of each person or group of persons, known by Entrx to beneficially own more than 5% of Entrx's outstanding common stock as of December 21, 2007. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Before Reverse/Forward Split Percentage of Outstanding Shares (6)	After Reverse/Forward Split Percentage of Outstanding Shares (6)(7)
Peter L. Hauser 16913 Kings Court Lakeville, MN 55044	1,027,075(1)	13.0	13.7

Wayne W. Mills 5020 Blake Road Edina, MN 55436	800,000(2)	10.4	10.9

Grant S. Kesler 3739 Brighton Point Drive Salt Lake City, UT 84121	764,033(3)	9.3	9.7

Anthony C. Dabbene 26921 Magnolia Court Laguna Hills, CA 92653	487,200(4)	6.0	6.3

George W. Holbrook, Jr. 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	551,615(5)	7.2	7.6

James R. McGoogan 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	487,740(5)	6.4	6.7

Bradley Resources Company 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	476,255(5)	6.2	6.5
____________________
(1)
Includes warrant to purchase 50,000 shares exercisable at $0.50 per share through February 12, 2008, 10,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.55 per share, and 200,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.50 per share.

(2)
Includes 50,000 shares which are owned by Blake Capital Partners, LLC, which is owned by Mr. Mills, 400,000 shares which are owned by Mr. Mills’ Individual Retirement Account, and 50,000 shares which Mr. Mills may purchase under currently exercisable options at prices ranging from $0.50 to $2.50 per share.

(3)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(4)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(5)
As reported in a Form 13-G on January 7, 2005, Messrs. Holbrook and McGoogan own 75,360 and 11,485 shares, respectively, of our common stock and are both partners of Bradley Resources Company with shared voting and dispositive power with respect to the 476,255 shares owned by Bradley Resources Company. Included in the shares owned by Mr. Holbrook is a warrant to purchase 50,000 shares, and included in the shares owned by Bradley Resources Company is a warrant for the purchase of 100,000 shares. Bradley Resources Company, Mr. Holbrook and Mr. McGoogan may be considered to be a “group” as defined under Rule 13d-5 of the Securities Exchange Act of 1934, with the power to vote and dispose of an aggregate of 563,100 shares of our common stock, or 7.0% of our common stock.

(6)
The percentage of outstanding shares of common stock shown in the table above is calculated based upon 7,616,147 shares outstanding as of the close of business December 21, 2007, plus it assumes in each case that the shareholder exercised all options available to that person that would vest within 60 days thereafter.

(7)	Assumes the Reverse/Forward Split was effected as of December 21, 2007, and that the number of shares redeemed is 360,000, leaving an estimated 7,256,147 shares outstanding.

Reporting Under Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of Entrx, and persons who beneficially own more than 10 percent of Entrx's outstanding shares of common stock, to file initial reports of ownership and reports of changes in ownership of securities of Entrx with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Officers, directors and persons owning more than 10 percent of Entrx's outstanding common stock are required by SEC regulation to furnish Entrx with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by Entrx or written representations that no other reports were required, Entrx believes that during the year ended December 31, 2006, all filing requirements applicable to its directors, officers or beneficial owners of more than 10 percent of Entrx's outstanding shares of common stock were complied with, except that Kenneth W. Brimmer, a former director, filed a Form 5 on June 8, 2006, to reflect an option for 10,000 shares of Entrx’s common stock granted to him on January 3, 2005, and Joseph M. Caldwell, a director, filed a Form 5 on June 8, 2006, to reflect an option granted to him on each of January 3, 2005 and May 10, 2004.

AUDIT COMMITTEE REPORT

The following Audit Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's conduct of the Company's financial reporting process. The Audit Committee reviewed and discussed with management of the Company and Virchow, Krause & Company, LLP the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006. Management is responsible for the Company's internal controls and the financial reporting process. Virchow, Krause & Company, LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee discussed with Virchow, Krause & Company, LLP the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from Virchow, Krause & Company, LLP required by the Independence Standards Board Standard No. 1, and discussed with that firm its independence from the Company. The Audit Committee discussed with management of the Company and Virchow, Krause & Company, LLP such other matters and received such assurances as the Audit Committee deemed appropriate.

The Audit Committee considered the effect that provision of all other non-audit related fees may have on the independence of Virchow, Krause & Company, LLP. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of Virchow, Krause & Company, LLP as the Company's principal accountants.

Based on the foregoing review and discussions and a review of the report of Virchow, Krause & Company, LLP, and relying thereon, the Audit Committee recommended the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

The Audit Committee
of the Board of Directors

/s/ Kenneth W. Brimmer
Kenneth W. Brimmer, Chairman
E. Thomas Welch
Joseph M. Caldwell

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Accountants

On April 16, 2002, upon the recommendation of the Audit Committee, Entrx engaged Virchow, Krause & Company, LLP (“Virchow Krause”), independent registered public accountants with offices in Minneapolis, Minnesota, to audit Entrx’s consolidated financial statements for 2002 and to perform other appropriate accounting services for Entrx as needed. Entrx had not previously engaged Virchow Krause on any matter. Virchow Krause was engaged directly by the Audit Committee to provide its services with respect to Entrx’s 2003 through 2006 fiscal years. All services performed by Virchow Krause in 2006 were approved by the Audit Committee.

A representative of Virchow Krause will be present at the Special Meeting of the shareholders to be held on January 28, 2008, will have the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

Below is a breakdown of the fees paid to Virchow Krause for services performed in 2005 and 2006. None of the fees paid to Virchow Krause under the headings Audit-Related Fees or Tax Fees were attributable to work performed by persons other than full-time permanent employees of Virchow Krause.

Audit Fees

Virchow Krause billed Entrx $63,365 and $73,925 for the annual audit of Entrx’s consolidated financial statements, and the review of Entrx’s consolidated financial statements included in Entrx’s quarterly reports on Forms 10-Q and 10-QSB filed with the Securities and Exchange Commission, for the 2005 and 2006 fiscal years, respectively.

Audit-Related Fees

Virchow Krause billed Entrx $6,385 and $12,050 for assurance and related services provided to Entrx that are not included under the caption “Audit Fee” above, and were reasonably related to the performance of its audit or review of Entrx’s financial statements for the 2005 and 2006 fiscal years, respectively. Such services were provided in connection with the review of a Form S-2 registration statement filed with the Securities and Exchange Commission (“SEC”) in April 2004, and assisting management in preparing responses to SEC comment letters direct to us in connection with such filing. The registration statement was withdrawn in 2005.

Tax Fees

Virchow Krause billed Entrx $14,325 and $13,610 for services in connection with tax compliance, tax advice and tax planning for the 2005 and 2006 fiscal years, respectively. The services billed for in 2005 and 2006 were in connection with the preparation of Entrx’s federal and state income tax returns.

All Other Fees

No other accounting services were provided or billed in 2005 or 2006.

Approval by Audit Committee

According to Entrx’s Audit Committee charter, all services provided to Entrx by its independent registered public accountants must be approved by the Audit Committee. The Audit Committee pre-approved the engagement of Virchow Krause related to (i) the audit of the consolidated financial statements of Entrx for 2005 and 2006, and to provide its report thereon, (ii) the preparation of our 2005 and 2006 federal and state income tax returns, (iii) the review of our quarterly reports on Form 10-Q filed in 2005 and Forms 10-QSB filed in 2006, and (iv) review of a Form S-2 registration statement filing and assistance with responses to SEC comment letters on the Form S-2 filing. No other services, other than those set forth in the foregoing sentence, were performed by Virchow Krause on our behalf in 2005 or 2006.

CODE OF ETHICS

We have adopted a Code of Ethics which is intended to govern the conduct of our officers, directors and employees in order to promote honesty, integrity, loyalty and the accuracy of our financial statements. You may obtain a copy of the Code of Ethics without charge by writing us and requesting a copy, attention: Brian Niebur, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402. You may also request a copy by calling us at (612) 333-0614.

SHAREHOLDER PROPOSALS

Proposals that shareholders may wish to present at the special meeting of Entrx's shareholders in 2008 must be received by Entrx in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to February 29, 2008, in order to be included in the proxy statement and form of proxy relating to that meeting.

Entrx's latest Annual Report on Form 10-KSB for the year ended December 31, 2006, without the exhibits listed in the Form 10-KSB, and Entrx’s latest Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2007, both of which have been filed with the Securities and Exchange Commission, have been furnished to each shareholder of record as of December 21, 2007, and have been furnished to nominees of street-name shareholders in sufficient quantities to be provided to all beneficial shareholders on December 21, 2007. If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-KSB or the Quarterly Report on Form 10-QSB, you may request in writing that a copy of each be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Entrx's shares on the record date. Upon such request, the Form 10-KSB Annual Report Form 10-QSB Quarterly Report will be mailed to you without charge. If you would like a copy of any of the exhibits listed in the Form 10-KSB Annual Report, we will mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page. All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

A form of Proxy is enclosed for your use. Please date, sign and return the Proxy at your earliest convenience. Prompt return of your Proxy will be appreciated.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the "Corporation"), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding) at a duly called and held meeting thereof on January 28, 2008, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation as follows:

Resolved, that Section 4.1 of the Fourth Article of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 4.1 Without regard to any other provision of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one five-hundredth (1/500) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 500 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractional shares as of the time when this amendment becomes effective.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

Resolved further, that the foregoing amendment to the Corporation’s Certificate of Incorporation shall be effective as of 6:00 PM eastern standard time, on February 12, 2008.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this ____ day of ___________, 2008.

ENTRX CORPORATION

By: _____________________________

A-1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the "Corporation"), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding) at a duly called and held meeting thereof on January 28, 2008, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation as follows:

Resolved, that Section 4.1 of the Fourth Article of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 4.1 Without regard to any other provision of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one share held by any stockholder and each fractional share in excess of one share held by the Corporation) immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into 500 fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 500/1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, provided that no fractional shares shall be issued.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

Resolved further, that the foregoing amendment to the Corporation’s Certificate of Incorporation shall be effective as of 6:01 PM eastern standard time, on February 12, 2008.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this ____ day of ___________, 2008.

ENTRX CORPORATION

By: _____________________________

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APPENDIX B

ENTRX CORPORATION

AUDIT COMMITTEE CHARTER

I.              ORGANIZATION

There shall be a committee of the Board of Directors (“Board”) for Entrx Corporation, a Delaware corporation (“Corporation”), to be known as the Audit Committee (“Committee’). The members of the Committee shall be elected by the Board from time to time at the Board’s discretion, and shall serve until their successors shall be duly elected and qualified. Unless a chairperson is elected by the full Board, the members of the Committee may designate a chairperson by majority vote of the full Committee membership.

II.            COMPOSITION/INDEPENDENCE

The Committee shall be comprised of three or more members of the Board as determined by the Board. Each member of the Committee must (i) be “independent” as defined under Rule 4200 of the Nasdaq Stock Market; (ii) meet the criteria for independence as set forth under Rule 10A-3 of the Securities Exchange Act of 1934, except where otherwise permitted by said Rule; (iii) not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation any time during the past three years; and (iv) must not have any relationship with any person which would or could result in a conflict of interest between such member and his or her duties under this Charter.

III.           QUALIFICATIONS

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, or will become able to do so within a reasonable time after appointment to the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer of another entity with financial oversight responsibilities. Committee members may obtain or enhance their familiarity with finance and accounting by participating in education programs conducted by the Corporation or an outside consultant, at the Corporation’s expense.

IV.           PURPOSE

The Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders relating to the accounting and financial reporting practices of the Corporation, and the quality and integrity of the Corporation’s financial reports. It shall be the responsibility of the Committee to maintain free and open means of communication between the directors, the registered public accounting firm (the “Auditor”) selected to audit the financial statements of the Corporation, and the financial management and other employees of the Corporation. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate, or are in accordance with generally accepted accounting principles.

V.            FINANCIAL AUTHORITY AND RESPONSIBILITIES

In connection with the Corporation’s financial controls, procedures, preparation and reporting, the Audit Committee shall have the authority and responsibility to:

1.
Select, appoint and engage the public accounting firm (the “Auditors”) to audit the financial records and accounts of the Corporation, and to prepare and report on the Corporation’s financial statements based upon such audit, and in such process.

2.
Consider and determine the independence of the Auditors and potential auditors under existing accounting standards and the rules of the U.S. Securities and Exchange Commission (the “SEC”), and in that regard, obtain from the Auditors a written statement delineating all relationships between the Auditors and the Corporation consistent with Independence Standards Board Standard 1, as amended or modified, and any other standard for independence imposed by law or applicable oversight authority on the Auditors, and continuously engage in dialogue with the Auditors with respect to any relationship or service which may impact the objectivity and independence of the Auditors.

3.	Discuss with the Auditors matters required to be discussed by the Codification on Statements of Accounting Standards, AU §380 (SAS 61).

4.	Review and approve of any services which may be provided to the Corporation by the Auditors, prior to the time those services are provided.

5.	Establish and approve of the fees and other compensation of the Auditors.

6.	Review and oversee the performance of the Auditors, and terminate the services of the Auditors if it deems it appropriate.

7.	Require the Auditors to report directly to the Audit Committee.

8.
Meet with the Auditors at least four times each year outside the presence of the Corporation’s management or any member of the Board of Directors who is not deemed to be independent, for the purpose of fulfilling its responsibilities under this Charter.

9.	Review the Corporation’s annual audited financial statements and the Corporation’s unaudited quarterly financial statements to be included in the forms 10Q to be filed with the SEC.

10.	Review the integrity of the Corporation’s internal and external financial controls, and reporting processes and procedures.

11.	Ascertain the level of cooperation given to the Auditors by the Corporation’s management.

12.
Ascertain and consider the Auditor’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied to the preparation and reporting of the Company’s financial statements, and any material change made or proposed to be made to such accounting principles.

13.	Ascertain from the Auditors all critical accounting policies and practices to be used in presenting the Corporation’s financial statements.

14.
Ascertain from the Auditors alternative treatments of financial information consistent with generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of such alternative treatments, and the treatment preferred by the Auditors.

15.	Ascertain and resolve disagreements between the Corporation’s management and the Auditors regarding financial recording or reporting.

16.	Review, approve and recommend to the Board of Directors the inclusion of the Corporation’s financial reports in its periodic filings with the SEC.

17.	Receive, retain, review, investigate and act upon any complaint received by the Committee relating to accounting, internal accounting controls or auditing matters.

18.
Establish a method whereby the Corporation’s employees may notify the Committee of complaints or concerns regarding questionable accounting or auditing matters, and provide assurances that any such notice may be made anonymously, or if not inimical to the best interests of the Corporation, may be made on a confidential basis.

19.
Review this Charter at least annually, and recommend to the Board of Directors changes to this Charter which the Audit Committee deems necessary or appropriate, including any matter required under applicable laws or regulations, or the applicable rules of NASDAQ or any oversight board.

20.
Review, consider, investigate and act upon any other matter relating to the Auditors, or the Corporation’s financial statements, financial controls, financial recording or financial reporting process as it deems appropriate.

VI.           OTHER AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the authority and responsibility to:

1.
Review and approve or disapprove of any transaction or series of transactions proposed to be entered into, or entered into, between the corporation and (i) any executive officer or member of the Board, (ii) any nominee for election as a member of the Board, (iii) any holder of more than five percent of the Corporation’s outstanding common stock, of record or beneficially, or (iv) any member of the immediate family of any of the persons identified in (i) through (iii) above, except for transactions involving the compensation of any officer or director adopted or approved by the Corporation’s Compensation Committee or full Board.

2.	Receive, review, investigate and act upon any violation of the Corporation’s Code of Ethics by any officer or director of the Corporation, as permitted or authorized by such Code of Ethics.

3.
Establish a method whereby the Corporation’s employees may notify the Committee of violations of the Corporation’s Code of Ethics, and provide assurances that such notice may be made confidentially or anonymously, or if not inimical to the best interests of the Corporation, may be made on a confidential basis.

VII.          OBLIGATIONS OF MANAGEMENT

The President, Treasurer and controller, and each other person engaged to perform similar functions, shall, promptly upon learning of the following events, inform the Committee of any: (i) dispute between management and the Auditors; (ii) change or proposed change in accounting principles or estimates, or the application of accounting principles not considered to be generally accepted, used or proposed to be used in the recording or preparation of financial information or statements; and (iii) any violation of the Corporation’s Code of Ethics as provided therein.

VIII.            OTHER AUTHORITY

The Audit Committee shall have the authority on behalf of the Corporation to (i) contract for legally permissible non-audit and auditing services from the Auditors or any other accounting professionals; (ii) engage such persons as it may deem appropriate to advise it with respect to any matter consistent with its duties under this Charter, including but not limited to independent counsel of its choosing; and (iii) incur such ordinary administrative expenses as it determines are necessary or appropriate in fulfilling its duties under this Charter.

SPECIAL MEETING OF SHAREHOLDERS OF

ENTRX CORPORATION

January 28, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430000000000000000 8 012808

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Peter L. Hauser
○ Joseph M. Caldwell
○ E. Thomas Welch
○ David E. Cleveland

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: (●)
If you intend to cumulate your votes in the election of directors, multiply the number of shares you own by four, and distribute that resulting number among the nominees.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Reverse/Forward Stock Split — FOR ☐ AGAINST ☐ ABSTAIN ☐

An amendment to the Company's Restated and Amended Certificate of Incorporation which will result in a 1-for-500 share reverse common stock split, and an amendment to the Company's Restated and Amended Certificate of Incorporation which will be effective one minute later and result in a 500-for-1 share forward common stock split, all of which will result in cashing out approximately 3,800 of our shareholders owning less than 500 shares.

NOTE: In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Annual Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ENTRX CORPORATION AND WILL BE VOTED IN FAVOR OF THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE AND FOR THE AMENDMENTS TO THE COMPANY'S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION EFFECTING A REVERSE AND FORWARD STOCK SPLIT, UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ENTRX CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors and Management of Entrx Corporation

The undersigned, revoking all prior proxies, hereby appoints Peter L. Hauser and E. Thomas Welch, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Entrx Corporation (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of Entrx Corporation, to be held at the offices of the Company, Suite 2690, 800 Nicollet Mall, Minneapolis, Minnesota on January 28, 2008, at 10:30 a.m. or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified on the reverse side:

(Continued and to be signed on the reverse side)

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